UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2020

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 Par Value	SYY	New York Stock Exchange
1.25% Notes due June 2023	SYY23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Sysco Corporation (“we” or the “Company”) is party to a Credit Agreement, dated as of June 28, 2019, among the Company, Sysco Canada, Inc, and Sysco EU II S.à r.l., and JPMorgan Chase Bank, N.A., as administrative agent and the lenders party thereto (the “Credit Agreement”). The aggregate commitments of the lenders under the Credit Agreement, as of the effective date, is $2.0 billion, with a maturity date of June 28, 2024.

On March 18, 2020, the Company borrowed $1.5 billion under the Credit Agreement in order to increase its cash position and preserve financial flexibility in light of current uncertainty in the global markets.

Borrowings under the Credit Agreement will bear interest, at the Company’s option, at a base rate or LIBOR, plus an applicable interest rate margin that varies depending on the Company’s senior, unsecured, long-term debt rating. The additional interest rate margin for borrowings ranges from 0.025% to 0.125% per annum in the case of base rate borrowings and from 0.70% to 1.125% per annum in the case of LIBOR borrowings. Based on the Company’s current senior, unsecured, long-term debt rating, the currently applicable interest rate margins are 0.025% for base rate borrowings and 1.025% for LIBOR borrowings.

The proceeds of the borrowing under the Credit Agreement are expected to be used for working capital and general corporate purposes.

Any description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 28, 2019 and is incorporated by reference herein.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events.

A copy of the press release issued by the Company on March 20, 2020, which provided business and financial updates in response to changes in the foodservice industry due to the impact of COVID-19, is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The Company is also filing this Current Report on Form 8-K for the purpose of supplementing the risk factors disclosed in Item 1A of its Annual Report on Form 10-K for the fiscal year ended June 29, 2019. Accordingly, the Company’s risk factor disclosure is hereby updated as follows:

The impact and effects of public health crises, pandemics and epidemics, such as the recent outbreak of COVID-19, could adversely affect our business, financial condition and results of operations.

Public health crises, pandemics and epidemics, such as the recent outbreak of COVID-19, may impact our operations directly, or may disrupt the operations of our business partners, suppliers and customers in ways that could have an adverse effect our business, results of operations and financial condition. Fear of such events might also alter consumer confidence, behavior and spending patterns, and could adversely affect the economies and financial markets of many countries (or globally), resulting in an economic downturn that could affect customers’ demand for our products.

For instance, the recent outbreak of COVID-19 and its development into a pandemic is resulting in governmental authorities in many countries in which we operate, and in which our customers are present and suppliers operate, to impose mandatory closures, seek voluntary closures and impose restrictions on, or advisories with respect to, travel, business operations and public gatherings or interactions. Among other matters, these actions have required or strongly urged various venues where foodservice products are served, including restaurants, schools, hotel and cruise liners, to reduce or discontinue operations, which has and will continue to adversely affect demand in the foodservice industry, including demand for our products and services. In addition, the perceived risk of infection and health risk associated with COVID-19, and the illness of many individuals across the globe, is resulting in many of the same effects intended by such governmental authorities to stop the spread of COVID-19. These events have had, and could continue to have, an adverse impact on numerous aspects of our business, financial condition and results of operations including, but not limited to, our growth, product costs, supply chain disruptions, labor shortages, logistics constraints, customer demand for our products and industry demand generally, consumer spending, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally. The ultimate extent of the impact of COVID-19 on our business, financial condition and results of operations will depend largely on future developments, including the duration and spread of the outbreak within the U.S. and Europe and the related impact on consumer confidence and spending, all of which are highly uncertain and cannot be predicted with certainty at this time.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 20, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: March 24, 2020	By:	/s/ Eve M. McFadden
Eve M. McFadden
Vice President, Legal, General Counsel and Corporate Secretary